SCHEDULE 14A

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SALOMON BROTHERS MUNICIPAL PARTNERS FUND
SALOMON BROTHERS MUNICIPAL PARTNERS FUND II

(Name of Registrant as Specified in Its Charter)

Karpus Management, Inc. d/b/a/ Karpus Investment Management

  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KARPUS INVESTMENT MANAGEMENT
183 SULLY’S TRAIL
PITTSFORD, NEW YORK 14534
(585) 586-4680
for
Salomon Brothers Municipal Partners Fund Inc.
Salomon Brothers Municipal Partners Fund II Inc.

This letter is being sent to you by Karpus Investment Management (KIM) to enlist your support as a fellow shareholder. Citigroup is selling its Investment Management business to Legg Mason for $3.7 Billion. KIM believes that there is a benefit to everyone BUT the shareholders in this transaction. Citigroup accuses KIM of conducting a “side-show” by raising these critical shareholder issues.

We should not go quietly and accept this transaction without a benefit to us, the shareholders. We have no assurances as to who will be conducting the day-to-day management of the Fund in the future! The Boards of Directors of our Funds are treating us like cattle and trading us. They have a duty to address our concerns.

The original prospectuses stated that the Boards of Directors would annually consider methods to manage or close the market discount of the Funds verses net asset value. We asked the Funds to submit a proposal to shareholders asking the Boards of Directors to consider a tender offer for 25% of the outstanding shares. The Boards chose not to let shareholders voice their opinions on this proposal, which would enable shareholders to receive a substantial economic benefit should they choose to leave the Fund!

What do we want to gain?

As of September 30, 2005, Salomon Brothers Municipal Partners Fund closed at $13.99 per share verses the net asset value of $15.03. Net asset value is what the securities within the Fund are worth in the marketplace. Should you have been allowed to realize the real value as of this date, your investment would have increased by 7.43% or $1.04 per share.

As of September 30, 2005, Salomon Brothers Municipal Partners Fund II closed at $13.38 per share with a net asset value of $14.59 per share. Should you have been allowed to realize the real value as of this date, your investment would have increased by 9.04% or $1.20 per share.

KIM wants ALL shareholders to be able to reap an economic benefit from this transaction. If Citigroup and Legg Mason benefit, so should we!

We believe that this is the ONLY CHANCE WE MAY HAVE to make the Boards of Directors and the Funds Management meet our expectations of closing or eliminating the discount to net asset value of the Funds. We want this economic benefit before we will agree to transfer management of the Funds.

By voting the GREEN CARD we will be sending a message to the Boards of Directors that they need to honor commitments made in the Funds original prospectuses to close their persistent trading discounts.

VOTE AGAINST THE NEW MANAGEMENT AGREEMENT

If you have already received and voted a white proxy card of either Fund, you can rescind your vote by voting the GREEN proxy card provided to you by Karpus Investment Management.

WE NEED YOUR SUPPORT TO ALERT MANAGEMENT AND THE BOARD OF DIRECTORS THAT WE WILL NOT GO QUIETLY WITHOUT AN ECONOMIC BENEFIT FOR THE SHAREHOLDERS.

VOTE THE GREEN CARD WITH KARPUS, BEWARE OF TELEPHONE SOLICITATIONS; MAKE SURE YOUR VOTE IS COUNTED AND COUNTED ACCORDING TO YOUR WISHES.